Exhibit 107
Calculation of Filing Fee Table
424(b)(2)
(Form Type)
CISCO SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.550% Notes due 2028	457(r)	$1,000,000,000	99.892%	$998,920,000	0.00015310	$152,934.65

Fees to Be Paid	Debt	4.750% Notes due 2030	457(r)	$1,000,000,000	99.925%	$999,250,000	0.00015310	$152,985.18

Fees to Be Paid	Debt	4.950% Notes due 2032	457(r)	$1,000,000,000	99.965%	$999,650,000	0.00015310	$153,046.42

Fees to Be Paid	Debt	5.100% Notes due 2035	457(r)	$1,250,000,000	99.899%	$1,248,737,500	0.00015310	$191,181.71

Fees to Be Paid	Debt	5.500% Notes due 2055	457(r)	$750,000,000	99.665%	$747,487,500	0.00015310	$114,440.34

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$4,994,045,000		$764,588.30

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$764,588.30

(1)
This registration fee table shall be deemed to update the “Calculation of Filing Fee Tables” in the Company’s Registration Statement on Form
S-3
(File
No. 333-277109),
in accordance with Rules 456(b) and 457(r) under the Securities Act.